Exhibit 10.2

Worldwide Pipeline Rehabilitation	17988 Edison Avenue Chesterfield, MO 63005-3700	Tel: 636-530-8000 Fax: 636-530-8746

April 4, 2008

Mr. John J. Burgess
1615 Chestnut Grove Lane
Kingwood, Texas 77345

Dear Joe:

We are pleased to offer you the position of President and Chief Executive Officer of Insituform Technologies, Inc. (“ITI”, the “Company” or “Insituform”).  The principal terms and conditions of the offer are as follows:

1.           Base Salary. You will be compensated on a salaried basis for your services as President and Chief Executive Officer at an annual rate of $500,000.00.  Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors of ITI.

2.           Annual Incentive Bonus. During 2008, you will be eligible to earn an annual incentive bonus in an amount calculated as a percentage of your base salary determined by reference to: (i) a range of percentages identified by the Compensation Committee based upon a center point objective of 100% (intended to provide an opportunity of up to two times such center point) and (ii) the accomplishment by ITI of such annual goals attendant to such range as shall also have been determined by the Compensation Committee and compliance with the terms of this letter and any performance goals established by the Compensation Committee. The foregoing annual goals will be determined as reasonable targets given ITI’s results of operations and prospects, intended to provide you with incentives to achieve such performance.  The Compensation Committee will review the amount of and criteria for your annual incentive bonus annually.  Your 2008 award will be pro-rated to reflect your length of employment with us.  You must be employed as of the date the incentive is to be paid to be eligible to receive any such payment, and in case of a termination of employment there is no pro-ration of the incentive for that year. An annual incentive that is earned will be paid out no later than March 15 of the year following the end of the calendar year to which the annual incentive relates.

3.           Long Term Incentives. You are eligible to participate in the Insituform Technologies, Inc. Executive Incentive Plan (the “LTIP”), which includes both equity and cash compensation.  The Compensation Committee on an annual basis determines LTIP awards for officers and you will be eligible for a new award each year.  Your 2008 award will have a nominal value of approximately $1.3 million, and be comprised of non-qualified stock options (50% or $650,000), restricted stock (35% or $455,000) and long-term performance cash (15% or $195,000) upon the following terms:

    (a)    Stock options to purchase shares (count to be determined) of ITI Class A common shares, $.01 par value (Common Stock”), such options to become exercisable with respect to one-third of such shares on each of the first, second and third anniversaries of the grant date.  The strike price for the options will be the closing market price of the Common Stock on the date your options are granted, which is anticipated to be the first day of your active employment with ITI.  The options will expire on the seventh anniversary of the grant date.  Generally, stock options expire as follows: (i) if the employee retires after age 55, options expire five years after date of retirement; (ii) if the

Mr. John J. Burgess
April 4, 2008

Company terminates employment for a reason other than cause or disability or if you terminate your employment voluntarily, options expire 90 days after termination of employment; (iii) if employment terminates as a result of disability, options expire 90 days after termination of employment; (iv) if employment terminates by reason of death, options expire one year following death; and (v) if ITI terminates your employment for cause, options expire on the date of termination.  The stock options will be subject to the terms of a stock option agreement, with customary terms and conditions.

    (b)    Restricted stock (count to be determined).  The restricted stock will vest 100% three years after the award date, in a cliff vesting arrangement.  The restricted stock may not be sold or transferred until at least three years following the award date, and will be subject to the terms of a restricted stock agreement, which will include a performance restriction tied to the Company’s 2008 business plan.  Failure to achieve at least 75% of the 2008 business plan will result in forfeiture of the restricted stock award.  At 75% of plan, you will be entitled to 50% of the restricted share award (subject to the three-year service requirement).  Between 75% and 100% of 2008 plan, you will be entitled to receive such number of shares based on a straight line between one-half and 100% of the award (subject to the three-year service requirement).  The restricted stock will be awarded by the Compensation Committee, with such award expected to occur on the first day of your active employment with the Company.  Among other customary provisions, the restricted stock agreement for this award will contain a provision for vesting of a portion of the award shares upon the involuntary termination of your employment without “Cause” (as defined in Section 9 hereof) at least 18 months after the date of award but before the third anniversary of the date of award.  The restricted stock agreement for this award also will contain a provision for the vesting of all of the award shares upon (i) an involuntary termination of your employment without “Cause” on or following a “Change in Control” (as defined in Section 9 hereof) or (ii) the voluntary termination of your employment for “Good Reason” (as defined in Section 9 hereof) on or following a “Change in Control.”

    (c)    A target award of $195,000 under the 2008 – 2010 Long Term Executive Cash Performance Program, payable in March 2011 based on the achievement of goals to be established by the Compensation Committee for such three-year period.

4.           One Time Stock Award.  In connection with your commencement of employment you will be awarded shares of restricted stock with a nominal value of approximately $1.5 million (number of shares to be awarded shall equal $1.5 million divided by the closing market price of the Common Stock on the date of the award).   The restricted stock will vest 100% five years after the award date, in a cliff vesting arrangement.  The restricted stock may not be sold or transferred until at least five years following the award date, and will be subject to the terms of a restricted stock agreement with customary terms and conditions.  The restricted stock will be awarded by the Compensation Committee, with such award expected to occur on the first day of your active employment with the Company.  Among other customary provisions, the restricted stock agreement for this award will contain a provision for vesting of a portion of the award shares upon the involuntary termination of your employment without “Cause” at least 30 months after the date of award but before the fifth anniversary of the date of award.  The restricted stock agreement for this award also will contain a provision for vesting of all of the award shares upon (i) an involuntary termination of your employment without “Cause” on or following a “Change in Control” or (ii) the voluntary termination of your employment for “Good Reason” on or following a “Change in Control.”

5.           Deferred Compensation. You are eligible to participate in the Senior Management Voluntary Deferred Compensation Plan (the “DCP”) upon and subject to the terms and conditions of that plan. Tax deferred contributions may be made into the DCP after the maximum allowable contribution (as defined by the IRS) has been made into ITI’s 401(k) plan.

Mr. John J. Burgess
April 4, 2008

The first 3% of DCP contributions are matched by ITI at 100% and the next 2% of contributions are matched at a 50% rate. For 2008, the maximum company match into both the 401(k) and DCP together is $9,000.

6.           Additional Benefits.

(a)           You are eligible to participate in the Company’s medical, dental, vision, life insurance, and long-term disability plans on the same terms as are applicable to other participants generally (provided the amount of life insurance shall be $1.0 million), and any future plans and programs implemented by ITI for its employees generally or by the Compensation Committee for you specifically, and in the ITI 401(k) Profit Sharing Plan and any future plans or programs supplemental to the ITI 401(k) Profit Sharing Plan. Details about specific benefits will be provided to you in benefit plan documents. All such plans and benefits are subject to cancellation and change from time to time in the Company’s discretion.

(b)           You will be reimbursed for country club membership fees (extending to initiation fees or membership share purchases, up to a maximum amount of $50,000, and to ongoing dues) for one club of your choice in the St. Louis, Missouri area.

(c)           You will receive holidays in accordance with ITI’s policy. During 2008, you will receive three weeks vacation, pro-rated to reflect your length of employment with us.  During your fifth year of employment and beyond, you will receive four weeks vacation.

(d)           You will be provided relocation assistance as provided for in ITI’s relocation policy, including reimbursement for the cost of reasonable temporary accommodations and weekly travel to and from your current home for a period that shall end no later than August 31, 2008 and prior to relocating your family to St. Louis.  Your relocation, including the sale of your home, must be handled through ITI’s relocation coordinator.  Relocation assistance is subject to repayment according to the terms of the policy if you resign (excluding a resignation incident to a termination of employment without “Cause”) or your employment is terminated for “Cause” within two (2) years of your first day of active employment.

7.           Severance. As President and Chief Executive Officer, you will report to the Board of Directors of the Company. Your employment is for no definite term and you will serve at the pleasure of  ITI’s Board of Directors; however, if your employment is terminated (i) by ITI for reasons other than “Cause” during your first twenty-four months of employment or (ii) by you for “Good Reason” during your first twenty-four months of employment and following a “Change in Control”, in either instance you will receive, upon the terms described below, a severance payment equal to twenty-four months’ of your then current base salary and twenty-four months of the monthly cost the Company then was paying for health and dental insurance coverage for you; provided, however, the Company’s obligation to make any payments beyond the initial twelve-month period shall be reduced by any amount that you receive in compensation from any successor employer.  This amount will (subject to the provisions described below) be paid out in twenty-four (24) equal monthly installments commencing on the Company’s bi-weekly paydays commencing with the first payday occurring after all required releases have become effective.  If your employment is terminated by ITI for reasons other than “Cause” after your first twenty-four months of employment you will receive, upon the terms described below, a severance payment equal to twelve months’ of your then current base salary and twelve months of the monthly cost the Company then was paying for health and dental insurance coverage for you.  This amount will (subject to the provisions described below) be paid out in twelve (12) equal monthly installments commencing on the Company’s bi-weekly paydays commencing with the first payday occurring after all required releases have become effective.  In all instances, any such payment is conditioned upon (i) your entering into an enforceable separation agreement

Mr. John J. Burgess
April 4, 2008

in form and substance satisfactory to the Company containing a release of all claims you may have against the Company, it subsidiaries and any of their respective directors, employees and agents, cooperation, non-disparagement and confidentiality clauses, and such other terms as are customarily requested by employers in executive separation agreements, and (ii) your resignation of all employment and offices and positions, including all directorships, you hold with the Company and any of its subsidiaries and affiliates within 30 days after your employment terminates.  A form of separation agreement will be delivered to you within 30 days after your employment terminates (and if this does not occur then the provision will be deemed waived), and you must sign and deliver the agreement within 22 days after it is delivered.  In order to avoid any tax consequences of Section 409A of the Internal Revenue Code, payment of any installments may be deferred until the releases and the separation agreement are enforceable and until the first day following the six (6) month anniversary of the date you have a separation from service within the meaning of Section 409A (in which case any deferred installments will be paid the first pay day after the six (6) month and one (1) day period expires).  Any termination of employment will also constitute an automatic resignation from all offices and directorships you may hold with the Company or any of its subsidiaries or affiliates.

8.           Confidentiality and Non-Competition; Code of Conduct; Drug Testing.  Prior to commencing and as a condition to employment you must sign ITI’s standard employee confidentiality, work product and non-competition agreement, ITI’s business code of conduct, ITI’s Code of Ethics (for CEO, CFO and senior financial employees) and ITI’s recoupment policy.  These policies and agreements are not superseded or cancelled by this letter, and you agree to comply with all such agreements and policies.   You also must successfully pass ITI’s standard drug screen.

9.           Definitions of “Cause,” “Change in Control” and “Good Reason.”

For purposes of this letter, “Cause” shall be defined as:

    (i)   the willful and continued failure by you to perform substantially your duties with ITI or any of its affiliates (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes that you have not substantially performed your duties and within a period of 30 days from receipt of said written demand you have not cured said performance; or

    (ii)   failure or refusal to perform any stated duty or directive; misappropriation of funds; insubordination; failure to comply with the Company’s Code of Conduct or any policy prohibiting sexual harassment or other form of harassment, any agreement with the Company or any written policy; or engaging in any illegal conduct in connection with your duties for or employment with the Company, whether or not in each case subsequently discontinued or corrected; or

    (iii)    breach of fiduciary duty, misconduct, commission of an act of moral turpitude, or any act or fraud or knowing misrepresentation or concealment on behalf of or to the Company, or to the Board, whether or not in each case subsequently discontinued or corrected; or

    (iv)    the conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or entering into any pretrial diversion program or agreement or suspended imposition of sentence) with respect to, either a felony or a crime involving moral turpitude, dishonesty or fraud, or that adversely affects the Company; or the institution of criminal charges against you, which are not dismissed within one hundred twenty (120) days after institution, for fraud, embezzlement, any offense involving dishonesty or constituting a breach of trust, or any felony; or

Mr. John J. Burgess
April 4, 2008

     (v)    material violation of any federal, state or local law that may result in a direct or indirect financial loss to the Company or damage the Company’s reputation, or your admission of liability of, or finding of liability for, the violation of any state or federal securities laws; or

        (vi)    you become unable due to illness or injury to perform your duties on a full time basis with reasonable accommodation for a period of four (4) months or greater or qualify for benefits under the Company’s group long term disability insurance plan.

The cessation of employment shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors, finding that, in the good faith opinion of the Board of Directors, you are guilty of the conduct described.

For purposes of this letter, a “Change in Control” shall be defined as:

     (i)    The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or

(ii)           The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; or

            (iii)           A majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

For purposes of this letter, “Good Reason” shall be defined as:

               (i)           a material reduction in your annual base salary; or

          (ii)           a material reduction in your authority, duties or responsibilities; or

             (iii)          any other action or inaction that constitutes a material breach by the Company of it obligations under this letter.

Any termination of your employment based upon a good faith determination of “Good Reason” made by you shall be subject to a delivery of a Notice of Termination by you to the Company within sixty (60) days of the first occurrence of an event that would constitute “Good Reason” and subject further to the ability of the Company to remedy the condition within thirty (30) days of receipt.

Mr. John J. Burgess
April 4, 2008

10.           Duties.     You will perform your duties and such executive and administrative duties as may be assigned to you from time to time by the Board of Directors or the Chairman of the Board in accordance with applicable law and all written policies and Codes of Conduct of the Company, and will devote your entire business time and attention to the performance of your duties (excluding any passive investments). You will carry out and comply with all lawful directives of the Board of Directors or the Chairman of the Board and all Company Codes of Conduct and written policies established from time to time.

11.           Miscellaneous Provisions.

(a)           The Company may withhold from any payments and benefits described in this letter such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In no event shall the Company be required to make, or you be required to receive, any payment called for by this letter at a particular time if such payment at that time shall result in the application of the tax consequences spelled out in Section 409A of the Code. In that case, payment will be made at such time as will not result in the imposition of any adverse tax consequences spelled out in Section 409A of the Code.

(b)           Except as set forth herein, this letter (and the terms of the plans, documents and standard agreements referred to herein) contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior oral or written communications, commitments and agreements with respect thereto. It is deemed to be entered into and accepted in the State of Missouri and will be governed by the laws of the State of Missouri without regard to conflicts of law principles. The terms of this letter (but not the standard agreements referred to herein) will expire when the severance provisions expire.

(c)           Your appointment as President and Chief Executive Officer will not be effective until your first day of active employment with ITI at its executive offices in Chesterfield, Missouri, which must occur on or before April 14, 2008. This offer will expire if it is not accepted and returned to me by April 4, 2008.

(d)           The Company and you agree that in the event either party shall incur any costs to enforce the terms of this letter, including reasonable attorneys’ fees, then the prevailing party in such action shall be entitled to recover all such costs, including reasonable attorneys’ fees, from the other party.

(e)           This letter does not constitute an employment agreement.  You shall be an at-will employee of the Company and your employment may be terminated by the Company at any time and for any reason.

Mr. John J. Burgess
April 4, 2008

If the above terms accurately reflect your understanding and agreement, please sign this letter where indicated below and return it to me acknowledging your acceptance.

Very truly yours,

INSITUFORM TECHNOLOGIES, INC.

By:      /s/ Alfred L. Woods
Alfred L. Woods
Chairman of the Board of Directors

ACCEPTED AND AGREED
TO AS OF THE DATE OF
THIS LETTER:

/s/ John J. Burgess
John J. Burgess

Date:     April 4, 2008